Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Inducement Plan and the Romeo Power, Inc. 2020 Long-Term Incentive Plan of Nikola Corporation of our reports dated February 24, 2022, with respect to the consolidated financial statements of Nikola Corporation and the effectiveness of internal control over financial reporting of Nikola Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 3, 2022